Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-224646 on Form S-3 and Registration Statement No. 333-200351 on Form S-8 of our reports dated February 12, 2020, relating to the consolidated financial statements and financial statement schedules of Paramount Group, Inc. and the effectiveness of Paramount Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Paramount Group, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

New York, New York

February 12, 2020